Exhibit 10.1

FBO AIR, INC. CLOSES PRIVATE PLACEMENT

Avoca, Pennsylvania - September 5, 2006. FBO Air, Inc. (FBOR OTC:BB) announced today that it has raised $5 million through a private placement of common stock and warrants. Net proceeds from the offering will be used to retire debt, fund future acquisitions and for general corporate purposes. In addition, closing the offering triggers the obligation of holders of the Company’s Series A Preferred Stock to convert their preferred stock into common stock of the Company.

“We are extremely pleased to close this offering,” stated William B. Wachtel, chairman of FBO Air, Inc. “It is a significant milestone in the development of the company. The retirement of approximately $3 million in debt and conversion of about $3 million of our preferred stock to common stock makes us a debt-free company with a substantially strengthened balance sheet, which positions us for future growth in our three core business areas - the management and charter of private jet aircraft, aviation fixed base operations, as well as aircraft maintenance.”

The lead investors in the offering were the Company’s senior management and members of its Board of Directors, who collectively subscribed for almost 60% of the offering. Each Unit of the Offering was priced at $100,000 and consisted of 166,700 shares of common stock, a per share price of $0.60, plus a warrant to purchase 100,000 additional shares at $1.00 per share. Mr. Wachtel commented further, “the fact that our management team and board of directors participated heavily in the offering, and purchased restricted stock in the Company at approximately a 50% premium to our average trading price over the past several months, is a testament to the faith we have in our business model.”

"Completing the offering will also facilitate future developments, several of which we hope will reach a status where more definitive announcements may be made in the coming weeks, possibly including one strategic acquisition that we have targeted" said Mr. Wachtel.
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FBO Air is an aviation services company. Our operations are conducted in three core functions - aircraft charter management activities, aircraft maintenance, and the fixed based operations (an “FBO”) business. Charter management is the business of providing on-call passenger air transportation. At 17 aircraft, our fleet size ranks in the top 5 largest in the Northeast and top 30 in the United States. An FBO is the primary provider of services such as the fueling, hangaring, maintenance and repair to private/general aviation aircraft operators.